                                                                 EXHIBIT (23)(c)



            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of CMS Energy Corporation dated September 24, 2004 for the registration of 5,000,000 shares of 4.5% Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements and schedule of CMS Energy Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP

Detroit, Michigan
September 20, 2004